EXHIBIT 99.1

Investor Contact: Allison Good The Smith & Wollensky Restaurant Group Phone: 212-838-2061 Email: agood@swrg.com

Smith & Wollensky Amends Licensing Agreement to Facilitate Growth

--SWRG Announces Development of Wollensky's Grill --

New York, January 24, 2006 - On January 19, 2006, The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) signed an amended and restated sale and license agreement, dated as of January 1, 2006, with St. James Associates, L.P., the owners of the Smith & Wollensky flagship location in New York City and the licensor of the Smith & Wollensky trademarks. This amended and restated agreement provides for a reduced licensing fee only for the opening of Wollensky's Grills that are less than 9,000 square feet. Pursuant to the amended and restated agreement, the opening fee will be at a rate equal to 50% of the fee due under the original licensing agreement. In addition, the annual percentage royalty fee for Wollensky's Grills was reduced from 2 percent to 1 percent under the terms of this amendment. Both of these fees are subject to maximum average per-person checks that, if exceeded, could increase both of these fees, but not to exceed the licensing fee and royalty fee contained in the original agreement. The Company is targeting a per-person check average of under $45. The terms of the amendment do not apply to the existing Wollensky's Grills.

The Company intends to open three to four Wollensky's Grills in 2007-2008. The menus and atmosphere of the Wollensky's Grills will be updated from the original Wollensky's Grill, which opened in 1980, adjacent to the flagship Smith & Wollensky location in midtown Manhattan. Although the growth focus will be on opening Wollensky's Grills, the Company will continue to look at opportunities to open Smith & Wollensky units that are larger than 9,000 square feet.

The Company believes that each Grill restaurant will require a cash investment of approximately $2.5 million, net of landlord contributions and excluding pre-opening expenses. The Company believes that its cash, investments on hand, projected cash flows from operations and $5 million credit facility, which it intends on signing later this week, will be sufficient to finance its growth.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be one of the largest-grossing à la carte restaurants in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates several other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise